Exhibit 99.1

IAC REPORTS Q4 2017

NEW YORK— February 7, 2018—IAC (NASDAQ: IAC) released its fourth quarter 2017 results today and separately posted a letter to shareholders from IAC’s CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

IAC SUMMARY RESULTS

($ in millions except per share amounts)

	Q4 2017	Q4 2016	Growth	FY 2017	FY 2016	Growth

Revenue	$950.6	$811.2	17%	$3,307.2	$3,139.9	5%
Operating income (loss)	94.4	112.8	-16%	188.5	(32.6)	NM
Net earnings (loss)	32.8	102.1	-68%	304.9	(41.3)	NM
GAAP Diluted EPS	0.37	1.18	-68%	3.18	(0.52)	NM
Adjusted EBITDA	191.2	164.3	16%	575.3	501.2	15%
Adjusted Net Income	120.8	114.4	6%	252.9	245.2	3%
Adjusted EPS	1.40	1.38	1%	2.99	2.95	1%

See reconciliations of GAAP to non-GAAP measures beginning on page 12.

Q4 2017 HIGHLIGHTS

•                  Operating income and Adjusted EBITDA reflect transaction-related items in connection with the Angie’s List transaction.  Excluding these items, IAC operating income was $141.5 million (up 25% year-over-year) and Adjusted EBITDA was $213.3 million (up 30% year-over-year).

•                  ANGI Homeservices revenue increased 80% to $223.2 million.  Excluding the transaction-related items, operating income was $13.3 million and Adjusted EBITDA was $38.3 million, which represents a 17% Adjusted EBITDA margin.

•                  Match Group revenue growth accelerated to 28% driven by 24% growth in average subscribers to over 7.0 million.  Tinder average subscribers exceeded 3.1 million in Q4 2017, increasing 544,000 sequentially.  Operating income increased 13% to $127.7 million and Adjusted EBITDA increased 20% to $153.2 million.

•                  Vimeo subscribers increased 14% year-over-year to 873,000 and gross bookings (excluding the Livestream acquisition completed on October 18, 2017) increased 25% year-over-year.

•                  Applications delivered operating income of $28.9 million and Adjusted EBITDA of $30.2 million.

•                  Publishing revenue increased 44% to $116.9 million driven in part by Premium Brands revenue growth accelerating to 29%.  Operating income and Adjusted EBITDA were $18.6 million and $20.5 million, respectively.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q4 2017	Q4 2016	Growth
	$ in millions
Revenue
Match Group	$378.9	$294.9	28%
ANGI Homeservices	223.2	123.7	80%
Video	92.9	66.3	40%
Applications	138.8	158.4	-12%
Publishing	116.9	81.1	44%
Other	—	87.0	NM
Intercompany Elimination	(0.1)	(0.2)	52%
	$950.6	$811.2	17%
Operating Income (Loss)
Match Group	$127.7	$112.9	13%
ANGI Homeservices (a)	(33.9)	6.2	NM
Video	(10.4)	(2.5)	-323%
Applications	28.9	33.8	-15%
Publishing	18.6	(9.7)	NM
Other	—	(0.4)	NM
Corporate	(36.5)	(27.6)	-32%
	$94.4	$112.8	-16%
Adjusted EBITDA
Match Group	$153.2	$127.5	20%
ANGI Homeservices (a)	16.2	11.9	36%
Video	(8.1)	0.5	NM
Applications	30.2	37.6	-20%
Publishing	20.5	(0.9)	NM
Other	—	2.9	NM
Corporate	(20.8)	(15.2)	-37%
	$191.2	$164.3	16%

(a) Q4 2017 operating loss of $33.9 million at ANGI Homeservices includes $25.1 million in stock-based compensation expense and $22.0 million of costs and deferred revenue write-offs in connection with the Combination; excluding the transaction-related items, operating income was $13.3 million and Adjusted EBITDA was $38.3 million.

Match Group

•                  Operating income was $127.7 million, up 13% year-over-year reflecting:

•                  20% Adjusted EBITDA growth driven by higher revenue, partially offset by higher in-app purchase fees, an increase in selling and marketing expense and employee costs (due primarily to increased headcount at Tinder)

•                  $3.9 million higher stock-based compensation expense and a $7.3 million increase in contingent consideration adjustments in Q4 2017

Please refer to the Match Group Q4 2017 earnings release and the related investor presentation referenced therein for further detail.

ANGI Homeservices

•                  Revenue increased 80% to $223.2 million driven by 32% Marketplace growth (36% increase in service requests and a 26% increase in paying service professionals to 181,000) and a full quarter contribution from Angie’s List following the completion of the combination of HomeAdvisor and Angie’s List to create ANGI Homeservices on September 29, 2017.

•                  Operating loss was $33.9 million compared to operating income of $6.2 million in Q4 2016 reflecting:

•                  An increase in stock-based compensation expense of $26.7 million (which included $25.1 million in connection with the Angie’s List transaction) and amortization of intangibles of $15.5 million (driven primarily by the Angie’s List transaction)

•                  Adjusted EBITDA growth of 36% to $16.2 million driven by higher revenue, partially offset by $14.4 million of severance, retention, transaction and integration-related costs and $7.6 million deferred revenue write-offs in connection with the Angie’s List transaction as well as higher selling and marketing expense (including 62% growth in TV marketing)

Please refer to the ANGI Homeservices Q4 2017 earnings release for further detail.

Video

•                  Revenue increased 40% to $92.9 million driven by strong growth at Vimeo and by the sale of The Legacy of a Whitetail Deer Hunter and the release of Lady Bird at IAC Films, partially offset by declines at Electus.

•                  Operating loss increased to $10.4 million driven by higher Adjusted EBITDA losses due primarily to Electus declines and higher losses from Vimeo (driven by investment in product development and marketing as well as $2.1 million of deferred revenue write-offs related to the Livestream acquisition).

Applications

•                  Revenue decreased 12% to $138.8 million due to a 27% decrease in Partnerships and an 8% decrease in Consumer.  Partnerships declines continued as expected and Consumer declines were primarily driven by lower revenue per query at the B2C desktop applications business.

•                  Operating income of $28.9 million decreased 15% driven primarily by a 20% decrease in Adjusted EBITDA to $30.2 million due to lower revenue, partially offset by lower marketing.

Publishing

•                  Revenue increased 44% to $116.9 million due to:

•                  29% higher Premium Brands revenue driven by 39% growth at Dotdash and 57% growth at Investopedia (both accelerating from 20% growth in Q3 2017), as well as growth at Dictionary

•                  54% higher Ask & Other revenue

•                  Operating income improved $28.3 million to $18.6 million (from a loss of $9.7 million in Q4 2016) due to:

•                  Adjusted EBITDA of $20.5 million compared to a $0.9 million loss in the prior year due to higher revenue and lower operating costs as a percentage of revenue resulting from restructurings in 2016, including $8.7 million in restructuring costs in Q4 2016

•                  A decrease of $5.5 million in amortization of intangibles due to a trade name that is now fully amortized

Corporate

Operating loss increased $8.9 million due primarily to a $5.6 million increase in Adjusted EBITDA losses (driven in part by higher compensation costs) and an increase in stock-based compensation expense of $4.4 million.

Income Taxes

In the fourth quarter of 2017, the Company recorded a tax provision of $31.8 and $6.4 million for GAAP and Adjusted Net Income, respectively.  The provision was primarily due to the one-time transition tax on foreign earnings of $62.7 million.  The Company will not be required to pay the transition tax because of its net operating loss position.  The Company does not expect to be a US federal cash income tax payer until 2021, which is in line with previous estimates.

LIQUIDITY AND CAPITAL RESOURCES

As of December 31, 2017, IAC had 82.6 million common and Class B common shares outstanding and had 8.6 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of December 31, 2017:

•                  On a consolidated basis, the Company had $1.6 billion in cash and cash equivalents, of which IAC held $1.1 billion, Match Group held $272.6 million and ANGI Homeservices held $221.5 million.

•                  On a consolidated basis, the Company had $2.1 billion in long-term debt, of which IAC owed $552.4 million, Match Group owed $1.3 billion and ANGI Homeservices owed $275.0 million (including a current portion of $13.8 million).

•                  IAC has a $300 million revolving credit facility and Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of December 31, 2017 and currently remain undrawn.

As of December 31, 2017, IAC’s economic and voting interest in:

•                  Match Group were 81.2% and 97.6%, respectively.  IAC held 222.8 million shares.

•                  ANGI Homeservices were 86.9% and 98.5%, respectively.  IAC held 415.2 million shares.

CONFERENCE CALL

IAC executives will participate in the ANGI Homeservices quarterly conference call to answer questions regarding IAC on Thursday, February 8, 2018, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business.  The live audiocast will be open to the public at www.iac.com/Investors or ir.angihomeservices.com.

OPERATING METRICS

	Q4 2017	Q4 2016	Growth

Match Group
Direct Revenue (in millions)(a)
North America (b)	$202.7	$174.5	16%
International (c)	161.3	106.7	51%
Total Direct Revenue(a)	$364.0	$281.2	29%
Indirect Revenue	14.9	13.7	9%
Total Revenue	$378.9	$294.9	28%

Average Subscribers (in thousands) (d)
North America (b)	3,872	3,363	15%
International (c)	3,172	2,334	36%
Total Average Subscribers	7,044	5,697	24%

ARPU(e)
North America (b)	$0.56	$0.56	1%
International (c)	$0.54	$0.49	11%
Total ARPU	$0.55	$0.53	4%

ANGI Homeservices

Revenue ($ in millions)

Actual
Marketplace (f)	$139.4	$105.3	32%
Advertising & Other (g)	68.8	8.2	736%
Total North America	$208.2	$113.6	83%
Europe	15.0	10.1	48%
Total ANGI Homeservices revenue	$223.2	$123.7	80%

Pro Forma (h)
Marketplace (f)	$139.4	$105.3	32%
Advertising & Other (g)	76.5	84.9	-10%
Total North America	$215.9	$190.2	13%
Europe	15.0	10.1	48%
Total ANGI Homeservices revenue	$230.9	$200.3	15%

Other ANGI Homeservices metrics (in thousands)
Marketplace Service Requests (f)(i)	4,227	3,097	36%
Marketplace Paying Service Professionals (f)(j)	181	143	26%
Angie’s List Advertising Service Professionals (k)	45	49	-9%

See notes on following page

OPERATING METRICS — continued

	Q4 2017	Q4 2016	Growth

Video (in thousands)
Vimeo Ending Subscribers (l)	873	768	14%

Applications (in millions)
Revenue
Consumer (m)	$113.7	$124.1	-8%
Partnerships (n)	25.1	34.3	-27%
Total Revenue	$138.8	$158.4	-12%

Publishing (in millions)
Revenue
Premium Brands (o)	$42.0	$32.6	29%
Ask & Other (p)	74.9	48.5	54%
Total Revenue	$116.9	$81.1	44%

(a)	Direct Revenue includes both subscription and à la carte revenue that is directly received from an end user of our products.
(b)	North America consists of our businesses for users located in the United States and Canada.
(c)	International consists of our businesses for users located outside of the United States and Canada.
(d)

Average Subscribers is calculated by summing the number of Subscribers at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period. A Subscriber is a user who purchases a subscription to one of our products. Users who purchase only à la carte features do not qualify as Subscribers.

(e)

ARPU, or Average Revenue per Subscriber, is Direct Revenue from Subscribers in the relevant measurement period (whether in the form of subscription or à la carte revenue from Subscribers) divided by the Average Subscribers in such period divided by the number of calendar days in such period. Direct Revenue from users who are not Subscribers and have purchased only à la carte features is not included in ARPU.

(f)	Reflects the HomeAdvisor domestic marketplace service. It excludes other North America operating subsidiaries within the segment.
(g)

Includes Angie’s List revenue (revenue from service professionals under contract for advertising during the period and Angie’s List non-advertising revenue) as well as revenue from mHelpDesk, HomeStars and Felix.

(h)	Pro forma results reflect the inclusion of Angie’s List revenue for all periods and excludes deferred revenue write-offs of $7.6 million in Q4 2017 in connection with the Angie’s List transaction.
(i)	Fully completed and submitted domestic customer service requests on HomeAdvisor.
(j)	The number of HomeAdvisor domestic service professionals that had an active membership and/or paid for consumer matches in the last month of the period.
(k)	Reflects the total number of Angie’s List service professionals under contract for advertising at the end of the period.
(l)	The number of subscribers to Vimeo’s cloud-based video tools at the end of the period.
(m)	Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, Apalon, which houses our mobile operations, and SlimWare.
(n)	Partnerships revenue is composed of our business-to-business partnership operations.
(o)	Premium Brands revenue is composed of Dotdash, Dictionary.com, Investopedia and The Daily Beast.
(p)	Ask & Other revenue is principally composed of the Ask Media Group and CityGrid.

DILUTIVE SECURITIES

IAC has various dilutive securities.  The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	2/2/18	Dilution at:

Share Price			$144.48	$145.00	$150.00	$155.00	$160.00

Absolute Shares as of 2/2/18	82.7		82.7	82.7	82.7	82.7	82.7

RSUs	0.6		0.1	0.1	0.1	0.1	0.1
Non-publicly traded subsidiary denominated equity awards	0.2		0.1	0.1	0.1	0.1	0.1
Options	6.6	$60.73	2.9	2.9	3.0	3.1	3.1
Warrants	3.4	$229.70	0.0	0.0	0.0	0.0	0.0
Total Dilution			3.1	3.1	3.2	3.3	3.3
% Dilution			3.6%	3.6%	3.7%	3.8%	3.9%
Total Diluted Shares Outstanding			85.8	85.8	85.8	85.9	86.0

The dilutive securities calculation in the above table is different from GAAP dilution, which is calculated based on the treasury method, and is based on the following assumptions:

RSUs and non-publicly traded subsidiary denominated equity awards — These awards are settled on a net basis, with IAC making a cash payment on behalf of the holder equal to the amount of required tax withholdings; therefore, the dilutive effect is presented as the net number of shares expected to be issued upon vesting or exercise, in each case assuming a withholding tax rate of 50%.  In addition, the estimated income tax benefit from the tax deduction received upon the vesting or exercise of these awards is used to repurchase IAC shares.

Options — The cash generated from the exercise of all options (both vested and unvested awards), consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of IAC options, is used to repurchase IAC shares.

Exchangeable Senior Notes — No dilution is reflected in the table above for the 0.875% Exchangeable Senior Notes issued on October 2, 2017, which are exchangeable into IAC common shares at an initial conversion price of approximately $152.18 per share, because any dilution is offset by the assumed exercise of the bond hedge, which was purchased upon issuance of the Exchangeable Senior Notes.

ANGI Homeservices and Match Group Equity Awards and the Treatment of the Related Dilutive Effect

Certain ANGI Homeservices and Match Group equity awards can be settled either in IAC common shares or the common shares of these subsidiaries at IAC’s election.  For purposes of the dilution calculation above, these awards are assumed to be settled in shares of ANGI Homeservices and Match Group common stock; therefore, no dilution from these awards is included.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016

Revenue	$950,585	$811,162	$3,307,239	$3,139,882
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	199,727	212,468	651,008	755,730
Selling and marketing expense	357,827	274,607	1,381,221	1,247,097
General and administrative expense	189,860	126,150	719,257	530,446
Product development expense	70,044	50,398	250,879	212,765
Depreciation	18,775	20,355	74,265	71,676
Amortization of intangibles	19,992	14,364	42,143	79,426
Goodwill impairment	—	—	—	275,367
Total operating costs and expenses	856,225	698,342	3,118,773	3,172,507

Operating income (loss)	94,360	112,820	188,466	(32,625)

Interest expense	(30,739)	(26,488)	(105,295)	(109,110)
Other (expense) income, net	(8,513)	40,245	(16,213)	60,650
Earnings (loss) before income taxes	55,108	126,577	66,958	(81,085)
Income tax (provision) benefit	(31,759)	(12,460)	291,050	64,934
Net earnings (loss)	23,349	114,117	358,008	(16,151)
Net loss (earnings) attributable to noncontrolling interests	9,455	(12,066)	(53,084)	(25,129)
Net earnings (loss) attributable to IAC shareholders	$32,804	$102,051	$304,924	$(41,280)

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share	$0.40	$1.29	$3.81	$(0.52)
Diluted earnings (loss) per share	$0.37	$1.18	$3.18	$(0.52)

Stock-based compensation expense by function:
Cost of revenue	$492	$401	$1,881	$2,305
Selling and marketing expense	6,898	974	31,318	6,000
General and administrative expense	39,834	17,194	192,957	77,151
Product development expense	10,032	3,641	38,462	19,364
Total stock-based compensation expense	$57,256	$22,210	$264,618	$104,820

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	December 31,	December 31,
	2017	2016
ASSETS

Cash and cash equivalents	$1,630,809	$1,329,187
Marketable securities	4,995	89,342
Accounts receivable, net of allowance	304,027	220,138
Other current assets	185,374	204,068
Total current assets	2,125,205	1,842,735

Property and equipment, net of accumulated depreciation and amortization	315,170	306,248
Goodwill	2,559,066	1,924,052
Intangible assets, net of accumulated depreciation and amortization	663,737	355,451
Long-term investments	64,977	122,810
Deferred tax assets	66,321	2,511
Other non-current assets	73,334	92,066
TOTAL ASSETS	$5,867,810	$4,645,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$13,750	$20,000
Accounts payable	76,571	62,863
Deferred revenue	342,483	285,615
Accrued expenses and other current liabilities	366,924	344,910
Total current liabilities	799,728	713,388

Long-term debt, net	1,979,469	1,582,484
Income taxes payable	25,624	33,528
Deferred income taxes	35,070	228,798
Other long-term liabilities	38,229	44,178

Redeemable noncontrolling interests	42,867	32,827

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	261	256
Class B convertible common stock	16	16
Additional paid-in capital	12,165,002	11,921,559
Retained earnings	595,038	290,114
Accumulated other comprehensive loss	(103,568)	(166,123)
Treasury stock	(10,226,721)	(10,176,600)
Total IAC shareholders’ equity	2,430,028	1,869,222
Noncontrolling interests	516,795	141,448
Total shareholders’ equity	2,946,823	2,010,670
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$5,867,810	$4,645,873

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Twelve Months Ended December 31,
	2017	2016

Cash flows from operating activities:
Net earnings (loss)	$358,008	$(16,151)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Stock-based compensation expense	264,618	104,820
Depreciation	74,265	71,676
Amortization of intangibles	42,143	79,426
Goodwill impairment	—	275,367
Deferred income taxes	(285,278)	(119,181)
Acquisition-related contingent consideration fair value adjustments	5,801	2,555
Gain from the sale of businesses and investments, net	(32,673)	(50,965)
Impairment of long-term investments	12,214	10,680
Acquisition-related contingent consideration payment	(11,140)	—
Bad debt expense	28,930	17,733
Other adjustments, net	43,633	(12,639)
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(115,169)	1,283
Other assets	5,671	(12,905)
Accounts payable and other current liabilities	(14,142)	(52,359)
Income taxes payable and receivable	655	8,998
Deferred revenue	39,154	35,803
Net cash provided by operating activities	416,690	344,141
Cash flows from investing activities:
Acquisitions, net of cash acquired	(149,094)	(18,403)
Capital expenditures	(75,523)	(78,039)
Investments in time deposits	—	(87,500)
Proceeds from maturities of time deposits	—	87,500
Proceeds from maturities and sales of marketable debt securities	114,350	252,369
Purchases of marketable debt securities	(29,891)	(313,943)
Purchases of investments	(9,106)	(12,565)
Net proceeds from the sale of businesses and investments	185,778	172,228
Other, net	2,994	11,215
Net cash provided by investing activities	39,508	12,862
Cash flows from financing activities:
Proceeds from issuance of IAC debt	517,500	—
Principal payments on IAC debt	(393,464)	(126,409)
Proceeds from issuance of Match Group debt	525,000	400,000
Principal payments on Match Group debt	(445,172)	(450,000)
Borrowing under ANGI Homeservices Term Loan	275,000	—
Purchase of exchangeable note hedge, net of proceeds from issuance of warrants	(50,715)	—
Debt issuance costs	(33,744)	(7,811)
Purchase of IAC treasury stock	(56,424)	(308,948)
Proceeds from the exercise of IAC stock options	82,397	25,821
Withholding taxes paid on behalf of IAC employees on net settled stock-based awards	(93,832)	(26,716)
Proceeds from the exercise of Match Group stock options	59,442	39,378
Withholding taxes paid on behalf of Match Group employees on net settled stock-based awards	(254,210)	(29,830)
Proceeds from the exercise of ANGI Homeservices stock options	1,653	—
Withholding taxes paid on behalf of ANGI Homeservices employees on net settled stock-based awards	(10,113)	—
Repurchase of stock-based awards	(272,459)	—
Purchase of noncontrolling interests	(15,439)	(2,740)
Acquisition-related contingent consideration payments	(27,289)	(2,180)
Funds returned from (held in) escrow for MyHammer tender offer	10,604	(10,548)
Decrease (increase) in restricted cash related to bond redemptions	20,141	(141)
Other, net	(5,000)	(2,705)
Net cash used in financing activities	(166,124)	(502,829)
Total cash provided (used)	290,074	(145,826)
Effect of exchange rate changes on cash and cash equivalents	11,548	(6,434)
Net increase (decrease) in cash and cash equivalents	301,622	(152,260)
Cash and cash equivalents at beginning of period	1,329,187	1,481,447
Cash and cash equivalents at end of period	$1,630,809	$1,329,187

IAC RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Twelve Months Ended December 31,
	2017	2016
Net cash provided by operating activities	$416.7	$344.1
Capital expenditures	(75.5)	(78.0)
Free Cash Flow	$341.2	$266.1

For the twelve months ended December 31, 2017, Free Cash Flow increased $75.1 million due to higher Adjusted EBITDA, lower income tax payments and lower interest payments, partially offset by collection timing of receivables.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

($ in thousands except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net earnings (loss) attributable to IAC shareholders	$32,804	$102,051	$304,924	$(41,280)
Stock-based compensation expense	57,256	22,210	264,618	104,820
Amortization of intangibles	19,992	14,364	42,143	79,426
Acquisition-related contingent consideration fair value adjustments	856	(5,438)	5,801	2,555
Goodwill impairment	—	—	—	275,367
Impact of income taxes and noncontrolling interests	9,886	(18,762)	(364,617)	(175,682)
Adjusted Net Income	$120,794	$114,425	$252,869	$245,206

GAAP Basic weighted average shares outstanding	82,225	79,113	80,089	80,045
Options, subsidiary denominated equity awards and RSUs, treasury method	6,828	6,241	5,221	—
GAAP Diluted weighted average shares outstanding	89,053	85,354	85,310	80,045
Options, subsidiary denominated equity awards and RSUs, treasury method not included in diluted shares above	—	—	—	2,514
Impact of RSUs and other	(2,768)	(2,687)	(865)	474
Adjusted EPS weighted average shares outstanding	86,285	82,667	84,445	83,033

GAAP Diluted EPS	$0.37	$1.18	$3.18	$(0.52)

Adjusted EPS	$1.40	$1.38	$2.99	$2.95

For GAAP diluted EPS purposes, RSUs, including performance-based RSUs and market-based awards to the extent the applicable performance or market condition(s) have been met, are included on a treasury method basis.  For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  Adjusted EPS does not include any shares issuable in settlement of Match Group and ANGI Homeservices denominated equity as such equity is assumed to be settled with Match Group and ANGI Homeservices common stock, respectively.

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended December 31, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$127.7	$15.5	$9.0	$0.3	$0.9	$153.2
ANGI Homeservices	(33.9)	29.0	4.8	16.4	—	16.2
Video	(10.4)	0.1	0.5	1.7	—	(8.1)
Applications	28.9	—	0.8	0.5	—	30.2
Publishing	18.6	—	0.7	1.1	—	20.5
Other	—	—	—	—	—	—
Corporate	(36.5)	12.7	2.9	—	—	(20.8)
Total	$94.4	$57.3	$18.8	$20.0	$0.9	$191.2

	For the three months ended December 31, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$112.9	$11.6	$7.6	$1.9	$(6.5)	$127.5
ANGI Homeservices	6.2	2.2	2.6	0.9	—	11.9
Video	(2.5)	—	0.5	2.5	—	0.5
Applications	33.8	—	1.8	0.9	1.0	37.6
Publishing	(9.7)	—	2.2	6.6	—	(0.9)
Other	(0.4)	0.1	1.7	1.5	—	2.9
Corporate	(27.6)	8.3	4.0	—	—	(15.2)
Total	$112.8	$22.2	$20.4	$14.4	$(5.4)	$164.3

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the twelve months ended December 31, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$360.5	$69.1	$32.6	$1.5	$5.3	$468.9
ANGI Homeservices	(149.2)	149.2	14.5	23.3	—	37.9
Video	(35.7)	0.4	2.2	2.6	—	(30.4)
Applications	130.2	—	3.9	2.2	0.5	136.8
Publishing	15.7	—	4.7	11.1	—	31.5
Other	(5.6)	1.7	0.8	1.5	—	(1.5)
Corporate	(127.4)	44.2	15.5	—	—	(67.8)
Total	$188.5	$264.6	$74.3	$42.1	$5.8	$575.3

	For the twelve months ended December 31, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Match Group	$315.5	$52.4	$27.7	$16.9	$(9.2)	$—	$403.4
ANGI Homeservices	25.4	8.9	8.4	3.2	—	—	45.9
Video	(27.7)	0.6	1.8	4.2	(0.2)	—	(21.2)
Applications	109.7	—	5.1	5.5	12.0	—	132.3
Publishing	(334.4)	—	8.5	42.9	—	275.4	(7.6)
Other	(11.7)	0.6	6.2	6.7	(0.1)	—	1.8
Corporate	(109.4)	42.3	13.9	—	—	—	(53.3)
Total	$(32.6)	$104.8	$71.7	$79.4	$2.6	$275.4	$501.2

IAC RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

ANGI Homeservices Adjusted EBITDA margin reconciliation

		Angie’s List Transaction-Related Items
		Deferred Revenue	Transaction	Stock-based	Excluding Transaction
Q4 2017	As Reported	Write-offs	Costs	Compensation Expense	Related Items

Revenue	$223.2	$7.6			$230.9

Operating (loss) income	$(33.9)	$7.6	$14.4	$25.1	$13.3
Operating (loss) income margin	-15%				6%

Adjusted EBITDA	$16.2	$7.6	$14.4		$38.3
Adjusted EBITDA margin	7%				17%

IAC PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted Net Income, Adjusted EBITDA margin, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenues.  We believe Adjusted EBITDA margin is useful for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Adjusted EBITDA margin corresponds more closely to the cash operating income margin generated from our business, from which capital investments are made and debt is serviced.  Adjusted EBITDA margin has certain limitations in that it does not take into account the impact to our consolidated statement of operations of certain expenses.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense and (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes.  Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  Match Group and ANGI Homeservices denominated equity is assumed to be settled in Match Group and ANGI Homeservices shares for Adjusted EPS; GAAP EPS reflects Match Group and ANGI Homeservices denominated equity as being settled in IAC shares if the effect is more dilutive than settling in Match Group and ANGI Homeservices shares.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

IAC PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions (including the Combination), of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of stock options and market-based stock options, the awards are gross settled, and the vesting of RSUs, performance-based RSUs and market-based RSUs, the awards are settled on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions (including the Combination).  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as advertiser and supplier relationships and other, technology, customer lists and user base, content and trade names, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and the ANGI Homeservices conference call which will be held at 8:30 a.m. Eastern Time on February 8, 2018 (with IAC executives participating to answer questions regarding IAC), may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, business prospects and strategy, anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate, our dependence on third parties in connection with the distribution and use of our products and services, our ability to offer new or alternative products and services that resonate with consumers, our ability to attract and convert visitors to our various websites into users and customers, our ability to build, maintain and/or enhance our various brands, foreign currency exchange rate fluctuations, our ability to develop and monetize mobile versions of our various products and services, changes in industry standards and technology, the integrity and scalability of our systems and infrastructure (and those of third parties), our ability to  protect our systems from cyberattacks and to protect personal and confidential user information, our ability to service outstanding indebtedness, dilution with respect to our investments in Match Group and ANGI Homeservices, operational and financial risks relating to acquisitions, our ability to successfully integrate Angie’s List, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC’ management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company composed of widely known consumer brands, such as Match, Tinder, PlentyOfFish and OkCupid, which are part of Match Group’s online dating portfolio, HomeAdvisor and Angie’s List, operated by ANGI Homeservices, as well as Vimeo, Dotdash, Dictionary.com, The Daily Beast and Investopedia.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC/ANGI Homeservices Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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